News Release

FOR IMMEDIATE RELEASE	September 26, 2012

Rowan Provides Fleet Contract Status Update

HOUSTON, TEXAS -- Rowan Companies plc (“Rowan” or the “Company”) (NYSE: RDC) announced today that its monthly report of drilling rig status and contract information has been updated as of September 26, 2012. The report titled “Monthly Fleet Status Report,” can be found on the Company’s website www.rowancompanies.com on the Home page.

Significant highlights of the current report include:

Notable New Contracts/Extensions

•	Joe Douglas: Awarded a contract for approximately 60 days of work in the Gulf of Mexico at a day rate in the low $150s expected to commence operations at the beginning of October 2012.

Notable Operational Downtime

•	Three Tarzan Class jack-ups in the Middle East on contract with Saudi Aramco are currently expected to enter the shipyard for customer-required well control equipment upgrades in late Q1 2013 (previously Hank Boswell and Scooter Yeargain in Q4 2012 and Bob Keller in September 2012). 90 days on Hank Boswell and Bob Keller and 120 days on Scooter Yeargain.

•	Gorilla VI: Rig is expected to enter the shipyard in November 2012 for approximately 21 days for inspections.

•	Rowan California: Rig is expected to enter the shipyard in December 2012 for approximately 120 days for repairs and upgrades.

•	Rowan Middletown: Rig is expected to be idle while undergoing repairs in November 2012 for approximately 15 days.

Company will not realize any day rate revenue during these periods of operational downtime.

This summary is provided as a courtesy and is not intended to replace a detailed review of the Monthly Fleet Status Report. While the Company has attempted to include items it believes are significant, we encourage you to review the Monthly Fleet Status Report in detail.

Rowan Companies plc is a major provider of international and domestic contract drilling services with a leading position in high-specification jack-up rigs.  The Company’s fleet of 31 jack-up rigs is located worldwide, including the Middle East, the North Sea, Trinidad, Southeast Asia and the Gulf of Mexico.  Rowan will enter the ultra-deepwater market with four high-specification drillships expected to be delivered starting in late 2013.  The Company’s Class A Ordinary Shares are traded on the New York Stock Exchange under the symbol "RDC". For more information on the Company, please visit www.rowancompanies.com.

2800 Post Oak Blvd., Suite 5450, Houston, Texas 77056

Tel: (713) 621-7800

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected business, financial performance and prospects of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements.  Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, changes in day rates, the cancellation by our customers of drilling contracts or letter agreements or letters of intent for drilling contracts or the exercise of early termination provisions, risks associated with fixed cost drilling operations, cost overruns or delays on shipyard repair, maintenance, conversion or upgrade projects, the general economy, including inflation, weather conditions in the Company's principal operating areas and environmental and other laws and regulations, including changes in tax laws, and whether we achieve the benefits we expect from the change in our corporate structure and other risks disclosed in the Company's filings with the U.S. Securities and Exchange Commission.

Contact:

Suzanne M. Spera

Director of Investor Relations

(713) 960-7517

sspera@rowancompanies.com

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